UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 18, 2022

CELULARITY INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38914	83-1702591
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

170 Park Ave, Florham Park, NJ	07932
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 562-4300

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	CELU	The Nasdaq Stock Market LLC
Warrants, each exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share	CELUW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On May 18, 2022, Celularity Inc. (“Celularity”) entered into a securities purchase agreement with an institutional accredited investor providing for the private placement of (i) 4,054,055 shares of its Class A common stock, par value $0.0001 per share (the “Class A common stock”), and (ii) accompanying warrants to purchase up to 4,054,055 shares of Class A common stock, for $7.40 per share and accompanying warrant, or an aggregate purchase price of approximately $30.0 million. The closing of the private placement occurred on May 20, 2022 and was subject to the satisfaction of customary closing conditions.

Each warrant has an exercise price of $8.25 per share, is immediately exercisable, will expire on May 20, 2027 (five years from the date of issuance), and is subject to customary adjustments for certain transactions affecting Celularity’s capitalization. The warrants may not be exercised if the aggregate number of shares of Class A common stock beneficially owned by the holder thereof (together with its affiliates) would exceed 4.99% (which may be increased to 9.99%) immediately after exercise thereof.

Celularity also entered into a registration rights agreement with the institutional accredited investor and agreed to register the resale of the shares of Class A common stock and the shares of Class A common stock issuable upon exercise of the warrants. Celularity is required to prepare and file a registration statement with the Securities and Exchange Commission (“SEC”) within 10 days of the closing, and to use commercially reasonable efforts to have the registration statement declared effective within 20 days if there is no review by the SEC, and within 45 days in the event of such review.

Celularity intends to use the net proceeds from the private placement for working capital and general corporate purposes.

The securities were issued pursuant to an exemption from registration provided for under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”) and Regulation D promulgated thereunder. Celularity relied on this exemption from registration based in part on representations made by the investor.

A.G.P./Alliance Global Partners served as sole placement agent and Celularity agreed to pay customary placement fees in connection therewith pursuant to a placement agency agreement.

The offer and sale of the shares and warrants (including the shares underlying the warrants) has not been registered under the Act or any state securities laws. The securities may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Neither this current report on Form 8-K, nor the exhibits attached hereto, is an offer to sell or the solicitation of an offer to buy the securities described herein.

The foregoing descriptions of the securities purchase agreement, the warrants, the registration rights agreement and the placement agency agreement are not complete and are qualified in their entirety by references to the full text of such agreements, which are filed as exhibits 10.1, 10.2, 10.3 and 10.4, respectively, to this current report on Form 8-K and are incorporated by reference herein.

Item 3.02	Unregistered Sales of Equity Securities.

The information contained above under Item 1.01 to the extent applicable is hereby incorporated by reference herein.

Item 8.01	Other Events.

On May 18, 2022, Celularity issued a press release announcing the private placement. A copy of the press release is furnished hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

10.1	Securities Purchase Agreement, dated as of May 18, 2022, among Celularity Inc. and the purchaser party thereto.

10.2	Form of Common Stock Purchase Warrant issued on May 20, 2022.

10.3	Registration Rights Agreement, dated as of May 20, 2022, among Celularity Inc. and the holder party thereto.

10.4	Placement Agency Agreement, dated as of May 18, 2022, among Celularity Inc. and the placement agent party thereto.

99.1	Press Release dated May 18, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 20, 2022	CELULARITY, INC.

	By:	/s/ Keary Dunn
	Name:	Keary Dunn
	Title:	General Counsel